EXHIBIT 10.30

CERTAIN IDENTIFIED INFORMATION (INDICATED BY “[***]”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

LICENSE AGREEMENT

This License Agreement (“Agreement”) is effective October 11, 2019 (the “Effective Date”), by and among Admedus Ltd, a public limited company organized under the laws of Australia with an address at Toowong Tower Level 3, 9 Sherwood Rd, Toowong QLD 4066 Australia (the “Parent”), Admedus Regen Pty Ltd, a proprietary limited company organized under the laws of Australia with a registered address at Toowong Tower Level 3, 9 Sherwood Rd, Toowong QLD 4066 Australia (“ARPL”) and Admedus Biomanufacturing Pty Ltd, a proprietary limited company organized under the laws of Australia with a registered address at Toowong Tower Level 3, 9 Sherwood Rd, Toowong QLD 4066 Australia (“ABPL”), (Parent, ARPL and ABPL, collectively the “Licensor”) and LeMaitre Vascular, Inc., a Delaware corporation with an address at 63 Second Ave., Burlington, Massachusetts 01803 (the “Licensee”). Licensor and Licensee may be referred to herein individually as a “Party”, or collectively as the “Parties”.

WHEREAS, Licensor and its Affiliates (as defined below) develop, manufacture, market and sell the CardioCel, CardioCel 3D, CardioCel Neo, VascuCel, and VascuCel 3D biologic patch product lines worldwide (the “Products”);

WHEREAS, in accordance with an Asset Purchase Agreement of even date herewith by and among Licensor and its Affiliates (“Seller Group”) and Licensee (“APA”), Seller Group has agreed to convey, sell, transfer and assign to Licensee, and Licensee has agreed to purchase from Seller Group, certain assets of the Seller Group related to the manufacture, marketing, distribution and sale of the Products;

WHEREAS, simultaneously with the Closing (as defined in the APA), Licensor shall grant to Licensee certain licenses to the technology and other intellectual property of ARPL and ABPL related to the manufacture of the Products on the terms and conditions set forth herein;

WHEREAS, Licensor and its Affiliates and Licensee are parties to that certain Transition Services Agreement (“TSA”) dated October 11, 2019, wherein Licensor has agreed to provide certain services to the Licensee related to the manufacture, marketing, distribution and sale of the Products during the Transition Period;

NOW, THEREFORE, in consideration of the mutual premises set forth above and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.     DEFINITIONS.

(a)     “Affiliate” means any company, partnership, joint venture or other entity, which directly or indirectly controls, is controlled by or is under common control with a respective named Party. Control shall mean the possession of more than fifty percent (50%) of the voting stock or the power to control the management and policies of the controlled entity, whether through the ownership of voting securities, by contract, or otherwise. For purposes of this License Agreement, Admedus Vaccines Pty Ltd. shall not be considered an Affiliate of Licensor.

(b)     “Bankruptcy Code” means the United States Bankruptcy Code.

(c)     “Business Day” means each day other than a Saturday, Sunday or a day upon which national banks in Boston, Massachusetts are closed for ordinary domestic banking business.

(d)     “Commercialization” or “Commercialize” means any and all activities related to obtaining pricing and reimbursement approvals, marketing, promoting, manufacturing commercial supplies of, distributing, importing, exporting, offering for sale or selling a Product.

(e)      “Exclusive Fields” means (i) patches for cardiac repair or replacement (excluding catheter-delivered repair or catheter-delivered replacement devices), (ii) conduits formed from flat patches for cardiac repair or replacement; and (iii) vascular repair or replacement.

(f)      “Governmental Authority” means any US federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body.

(g)     “Improvement” means any modification to or derivative of a device, process, compound, system or other matter described in a Licensed Patent or enabled by the Licensed Technology, provided such modification or derivative either embodies, utilizes, is based upon, or relies upon the Licensed Technology, or if unlicensed, would infringe one or more valid claims under the Licensed Patents.

(h)     “Law” or “Laws” Law or Laws means all laws, statutes, rules, regulations, orders, judgments or ordinances of any Governmental Authority.

(i)     “Legal Proceedings” means any claim, action, suit, arbitration or judicial, administrative, investigative or other proceeding, brought by, before or under the jurisdiction of any Governmental Authority, including without limitation, lawsuits brought by third parties.

(j)     “Licensed IP” means the Licensed Patents and the Licensed Technology and no other Excluded Asset as defined in the APA.

(k)     “Licensed Patents” means (i) the patents listed in Schedule 1 attached hereto, (ii) all divisional, continuation, and continuation-in-part applications of any listed patent applications of Schedule 1, (iii) all patents issuing from any of the foregoing applications, (iv) all reissues, reexaminations, extensions and foreign counterparts (within the Territory) of any of the foregoing patents or that cover or claim the inventions in any of the foregoing patents, (v) all patents and patent applications including provisional patent applications anywhere in the Territory, at any time, claiming priority from any of the foregoing patent applications, including divisionals, continuations, continuations-in-part, and continued prosecution applications and (vi) any and all patents issued in the future from the foregoing patent applications described above, patents covering Licensor Improvements or which include claims covering any of the Products or any future versions thereof. The Licensed Patents shall include all of the above in existence on the Effective Date and through and including the last day of the Transition Period.

(l)      “Licensed Technology” means all conceptions, ideas, innovations, discoveries, inventions, processes, materials, machines, formulae, equipment, improvements, enhancements, modifications, technological developments, know-how, show-how, methods, techniques, systems, designs, production systems and plans, software, documentation, clinical, technical, scientific, and medical information, regulatory information, data, programs and information and works of authorship, whether or not patentable, copyrightable, or susceptible to any other form of legal protection owned and controlled by Licensor that are necessary for and used in the manufacture or sale of the Products in existence as of the Effective Date and all Improvements to such Licensed Technology created or developed by Licensor for the manufacture of the Products. The Licensed Technology shall include all of the above in existence on the Effective Date and through and including the last day of the Transition Period for use with any approved Products as of the Effective Date.

(m)     “Non-Exclusive Fields” means [***].

(n)     “Regulatory Approval” means, with respect to a country in the Territory, any and all approvals, licenses, registrations, or authorizations of any Regulatory Authority required to commercially distribute, sell, or market a Product in such country, including, where applicable, (i) pricing or reimbursement approvals in such country, (ii) pre- and post-approval marketing authorizations (including any prerequisite manufacturing approval or authorization related thereto), and (iii) approval of Product labeling.

(o)     “Regulatory Authority” means any governmental authority, including but not limited to the U.S. Food and Drug Administration (“FDA”) or the equivalent regulatory body (including notified bodies) in a country or region with responsibility for granting licenses or approvals necessary for the marketing and sale of pharmaceutical or medical device products in a country or region.

(p)     “Regulatory Documentation” means all (i) applications, registrations, licenses authorizations, and approvals (including Regulatory Approvals); (ii) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, safety information including adverse event files, and complaint files; and (iii) clinical data and data contained or relied upon in any of the foregoing, in each case (i), (ii), and (iii) relating to the Product.

(q)     “Territory” means worldwide.

(r)     “Transition Period” is the period from the Effective Date until the date of expiration or earlier date of termination of that certain Transition Services Agreement by and among Licensor and Licensee of even date herewith.

(s)     “Valid Claim” means a claim (i) of a pending patent application included within the Licensed Patents, or (ii) of an issued and unexpired Licensed Patent that in each case of (i) and (ii) has not been (A) held invalid or unenforceable by a court or other governmental agency of competent jurisdiction in a decision or order that is not subject to appeal, (B) canceled, or (C) abandoned.

2.     TERM OF AGREEMENT. The term (“Term”) of this Agreement shall be effective from the Effective Date and shall continue thereafter without expiration, unless terminated by Licensee pursuant to Section 8 below.

3.     GRANT OF LICENSES.

3.1     Licensor Grants.

(a)     Exclusive License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive (even as to Licensor), limited, fully paid-up, royalty-free, worldwide, transferable, sublicensable, perpetual and irrevocable right and license (“Exclusive License”) under and to the Licensed Patents and Licensed Technology only in the Exclusive Fields (i) to use (and have used), make (and have made), reproduce (and have reproduced) and Commercialize the Products in the Exclusive Fields and (ii) to develop and make Improvements to the Licensed Patents and Licensed Technology to use (and have used), make (and have made), reproduce (and have reproduced) and Commercialize the Products in the Exclusive Fields. Licensee confirms that Section 5.15 of the APA applies to this Exclusive License.

(b)     Non-Exclusive Licenses.

(i)     Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a non-exclusive, limited, fully paid up, royalty-free, worldwide, transferable, sublicensable, perpetual and irrevocable right and license (the “Non-Exclusive License”) under and to the Licensed Patents and Licensed Technology in the Non-Exclusive Fields to (A) use (and have used), make (and have made), reproduce (and have reproduced) and Commercialize the Products in the Non-Exclusive Fields and (B) to develop and make Improvements to the Licensed Patents and Licensed Technology to use (and have used), make (and have made), reproduce (and have reproduced) and Commercialize the Products in the Non-Exclusive Fields. Licensee confirms that Section 5.15 of the APA applies to this Non-Exclusive License.

(ii)     Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a non-exclusive, fully paid up, royalty-free, worldwide, transferable, sublicensable, perpetual and irrevocable right and license to use and reproduce (A) any clinical data that would be relevant to the Products in either the Exclusive Fields or the Non-Exclusive Fields that is not included in the purchased Assets (as defined in the APA) and (B) any clinical data produced or received by Licensor relating to Licensor’s ADAPT® platform technology that would be relevant to the Products.

(iii)     Each time Licensor grants to any other party or parties a license or licenses to, or including, or covering the Non-Exclusive Fields and such license contains any term or terms more favorable than those contained in this Agreement and relating to or governing the Non-Exclusive License, then Licensor shall grant to Licensee the same more favorable terms granted to such third party for no additional consideration. Licensor shall promptly notify Licensee in writing of each license granted by Licensor that relates in any way to the Non-Exclusive Fields together with an unredacted copy of such license to enable Licensee to review the license and determine if any terms of such new license would require an amendment to the terms of this Agreement. Any amendments to the terms of this Agreement resulting from the application of this Section 3.1(b)(iii) shall be set forth in a written amendment executed by the Parties to this Agreement.

(c)     Improvements. Licensee’s right to make Improvements to the Licensed Patents and Licensed Technology is limited to those Improvements that are necessary or desirable to manufacture (or have manufactured) the Products in different sizes or shapes for use only in the Exclusive Fields or the Non-Exclusive Fields. Licensee is further prohibited from using the Licensed Patents and Licensed Technology in whole or in part, with respect to Licensee’s XenoSure product line or any other competing product line to the Products.

(d)     Regulatory Filings. Licensor hereby grants to Licensee the right of reference to all Regulatory Documentation to the extent not included in the Assets and pertaining to the Products submitted by or on behalf of Licensor their Affiliates and/or (sub)licensees for the purpose of seeking, obtaining and maintaining Regulatory Approval of any Product in the Territory. To the extent that a right of reference is not recognized by a Regulatory Authority, Licensor will make commercially reasonable efforts at Licensee’s expense to further the Licensee’s regulatory obligations with respect to such Regulatory Authority.

(e)     Reservation of Rights. All worldwide rights of Licensor in and to the Licensed IP that are not expressly granted to Licensee by this Agreement are reserved to Licensor. No rights are granted under this Agreement by implication, estoppel or statute.

(f)     Bankruptcy and Insolvency. All rights and licenses granted under or pursuant to any section of this Agreement, including the licenses granted under this Section 3.1 to the Licensed Patents and Licensed Technology, are and will otherwise be deemed to be for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code. Licensee will retain and may fully exercise all of its respective rights and elections under the Bankruptcy Code. The Parties agree that Licensee, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code or any other provisions of applicable Law outside the United States that provide similar protection for “intellectual property.” The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Licensor under the Bankruptcy Code or analogous provisions of applicable Law outside the United States, in addition to the rights granted to Licensee under Section 365(n), Licensee will be entitled to a complete duplicate of (or complete access to, as Licensee deems appropriate) such intellectual property and all embodiments of such intellectual property, which, if not already in Licensee’s possession, will be promptly delivered to it upon Licensee’s written request thereof. Any agreements supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n)(4)(B) of the Bankruptcy Code.

3.2     Licensee Grants.

(a)     Manufacturing License. Subject to the terms and conditions of this Agreement, for a period commencing on the date hereof and ending on the expiration or termination of the Transition Period (or such earlier date as elected by Licensee), Licensee hereby grants back to Licensor a non-exclusive, fully paid-up, royalty-free, limited, revocable, terminable, non-transferable, non-sublicensable right and license under and to the Licensed Patents and Licensed Technology in the Exclusive Fields solely for the purpose of manufacturing Products for and on behalf of Licensee under the TSA.

(b)     Clinical Data License. Subject to the terms and conditions of this Agreement, Licensee hereby grants to Licensor a non-exclusive, fully paid up, royalty-free, limited, worldwide perpetual license to use and reproduce any clinical data generated by Licensee and pertaining to the Products.

4.     SUBLICENSING

4.1     Sublicenses. Subject to the terms and conditions of this Agreement, Licensee may, only upon the prior written consent of Licensor (such consent not to be unreasonably withheld, delayed or conditioned), grant sublicenses of the licenses granted to Licensee in Section 3 above to third parties by entering into a written agreement with any such third party (each such agreement shall be referred to herein as a “Sublicense” and each such third party shall be referred to herein as a “Sublicensee”).

5.     PAYMENTS.

5.1     License Fee. In exchange for the licenses granted by Licensor to Licensee hereunder, Licensee shall pay to Licensor a one-time upfront payment of eight million U.S. Dollars (USD $8,000,000) (the “License Fee”) on the Effective Date in immediately available funds to such account as designated in writing by Licensor. The License Fee is based upon the Exclusive Fields and the Non-Exclusive Fields and is not based on fields not granted to Licensee under this Agreement.

5.2     Taxes. All excise, sales, use, goods and services, transfer and all other taxes incurred in connection with the licenses granted by Licensor hereunder (the “License Taxes”) shall be borne 50% by the Licensor, on the one hand, and 50% by Licensee, on the other; provided, however that the Licensor’s liability for Transfer Taxes and License Taxes (as defined in the License Agreement) shall not exceed [***] in the aggregate.

6.     ADDITIONAL AGREEMENTS

6.1     Rights of First Refusal.

(a)     Carotid/Jugular Conduit Right of First Refusal. At any time during the Term, if Licensor (or any Licensor Affiliate) shall have received a bona-fide offer or proposal in writing (a “Conduit Proposal”) from a third party (a “Conduit Offeror”) to sell, license, convey, assign or otherwise transfer (a “Conduit Transaction”) any rights to bovine carotid and jugular conduits processed with Licensor’s ADAPT® platform technology for use as conduits in cardiac repair or replacement or vascular repair or replacement or any aspects of the foregoing (collectively the “Conduit Technology”), then Licensee will have a right of first refusal to acquire rights to such Conduit Technology in accordance with this Section 6.1(a). Upon receipt of a Conduit Proposal, Licensor shall provide a written notice of such Conduit Proposal (the “Conduit Proposal Notice”) to Licensee no later than five (5) business days after receipt of such Conduit Proposal. The Conduit Proposal Notice shall include a true and correct copy, subject to appropriate redactions, of the Conduit Proposal, including all schedules, exhibits and ancillary documents related thereto, but shall not include any Confidential Information of the Conduit Offeror. Immediately after delivering the Conduit Proposal Notice to Licensee, Licensor shall provide Licensee access to, and, if requested, copies of, the information and other diligence materials, including all non-public information of Licensor, that are or have been supplied to the Conduit Offeror. Upon receipt of the Conduit Proposal Notice, Licensee shall have the irrevocable and exclusive option, at its sole discretion, to become, or to have any of its Affiliates become, the purchaser or licensee (as applicable) with respect to the Conduit Technology on substantially the same terms as provided in the Conduit Proposal. If Licensee elects to become, or to have any of its Affiliates become, the purchaser or licensee (as applicable) of the Conduit Technology, then Licensee shall deliver a written notice (the “Licensee Conduit Proposal Notice”) to Licensor of such election within twenty (20) business days of its receipt of the Conduit Proposal Notice (the “Conduit Consideration Period”). Upon receipt by Licensor of Licensee Conduit Proposal Notice, Licensor shall not enter into or agree to the Conduit Proposal and shall enter into an agreement with Licensee or any of its affiliates (as designated by Licensee) on substantially the same terms as provided in the Conduit Proposal, and Licensor shall negotiate in good faith with Licensee in respect of such transaction. In the event Licensee does not deliver a Licensee Conduit Proposal Notice to Licensor before the expiration of the Conduit Consideration Period, then, and only then, Licensor shall be free, for a period of ninety (90) days following expiration of the Conduit Consideration Period (the “Noticed Proposal Period”), to enter into a definitive documentation with the Conduit Offeror on terms and conditions substantially the same as, and in any event not more favorable in any material respect to the Conduit Offeror than, the terms and conditions described in the Conduit Proposal. If, during a Noticed Proposal Period, any change or amendment to the Conduit Proposal is made that individually or in the aggregate with any other changes or amendments, are more favorable in any material respect to the Conduit Offeror, then such Conduit Proposal as changed or amended shall constitute a new Proposal subject anew to the terms and conditions of this Section 6.1(a). The right of first refusal granted by Licensor to the Licensee under this Section 6.1(a) shall not apply to any sale or change of control transaction of Licensor or Licensor Affiliate. Any consummation of a Conduit Transaction in violation of this Section 6.1(a) shall be void and ineffectual.

(b)     Dura Right of First Refusal. At any time during the Term, if Licensor (or any Licensor Affiliate) shall have received a bona-fide offer or proposal in writing (a “Dura Proposal”) from a third party (“Dura Offeror”) to sell, license, convey, assign or otherwise transfer (a “Dura Transaction”) any rights to patches for surgical dura repair or replacement processed with the ADAPT® platform technology or any aspects of the foregoing (collectively the “Dura Technology”), then Licensee will have a right of first refusal to acquire rights to such Dura Technology in accordance with this Section 6.1(b). Upon receipt of a Dura Proposal, Licensor shall provide a written notice of such Dura Proposal (the “Dura Proposal Notice”) to Licensee no later than five (5) business days after receipt of such Dura Proposal. The Dura Proposal Notice shall include a true and correct copy of the Dura Proposal, subject to appropriate redactions, including all schedules, exhibits and ancillary documents related thereto, but shall not include any Confidential Information of the Dura Offeror. Immediately after delivering the Dura Proposal Notice to Licensee, Licensor shall provide Licensee access to, and, if requested, copies of, the information and other diligence materials, including all non-public information of Licensor, that are or have been supplied to the Dura Offeror. Upon receipt of the Dura Proposal Notice, Licensee shall have the irrevocable and exclusive option, at its sole discretion, to become, or to have any of its Affiliates become, the purchaser or licensee (as applicable) with respect to the Dura Technology on substantially the same terms as provided in the Dura Proposal. If Licensee elects to become, or to have any of its Affiliates become, the purchaser or licensee (as applicable) of the Dura Technology, then Licensee shall deliver a written notice (the “Licensee Dura Proposal Notice”) to Licensor of such election within twenty (20) business days of its receipt of the Dura Proposal Notice (the “Dura Consideration Period”). Upon receipt by Licensor of Licensee Dura Proposal Notice, Licensor shall not enter into or agree to the Dura Proposal and shall enter into an agreement with Licensee or any of its Affiliates (as designated by Licensee) on substantially the same terms as provided in the Dura Proposal, and Licensor shall negotiate in good faith with Licensee in respect of such transaction. In the event Licensee does not deliver a Licensee Dura Proposal Notice to Licensor before the expiration of the Dura Consideration Period, then, and only then, Licensor shall be free, for a period of ninety (90) days following expiration of the Dura Consideration Period (the “Dura Noticed Proposal Period”), to enter into a definitive documentation with the Dura Offeror on terms and conditions substantially the same as, and in any event not more favorable in any material respect to the Dura Offeror than, the terms and conditions described in the Dura Proposal. If, during a Dura Noticed Proposal Period, any change or amendment to the Dura Proposal is made that individually or in the aggregate with any other changes or amendments, are more favorable in any material respect to theDura Offeror, then such Dura Proposal as changed or amended shall constitute a new Proposal subject anew to the terms and conditions of this Section 6.1(b). The right of first refusal granted by Licensor to the Licensee under this Section 6.1(a) shall not apply to any sale or change of control transaction of Licensor or Licensor Affiliate. Any consummation of a Dura Transaction in violation of this Section 6.1(b) shall be void and ineffectual.

6.2     Exclusivity.

(a)      From and after the Effective Date, Licensor and its Affiliates are prohibited from directly or indirectly selling, assigning, conveying, licensing or otherwise transferring any rights in or to the Licensed Patents and the Licensed Technology in the Exclusive Fields. Licensor acknowledges and agrees that a breach of these restrictions by Licensor or any Affiliate of Licensor would cause irreparable harm to Licensee and that Licensee shall be entitled to obtain injunctive relief in the event of a breach of this Section 6.2 by Licensor or an Affiliate of Licensor.

6.3     Technology Transfer. Licensor undertakes at no charge to Licensee to reasonably cooperate throughout the term of the Transition Services Agreement with Licensee in order to facilitate the transfer of the Licensed Technology and related know-how concerning Product manufacturing to Licensee (“Technology Transfer”). In furtherance of these objectives, Licensor and Licensee agree that Licensor shall provide at no charge to Licensee (other than expressly provided below) the Technology Transfer services including, but not limited to the following:

(a)     upon reasonable notice from Licensee, Licensor shall allow three of Licensee’s employees reasonable access to Licensor’s manufacturing facility for the purpose of training in the manufacturing processes for the Products for up to 185 days each on a schedule mutually agreed upon (provided that, notwithstanding anything contained herein to the contrary, Licensee shall pay for the associated travel costs and accommodations of its employees).  This shall include, but not be limited to, (i) allowing Licensee’s employees to observe and videotape the manufacture of Products in Licensor’s facility, (ii) instruction on the manufacturing processes for the Products, including how to use the manufacturing equipment, (iii) manufacturing and assembly training, and (iv) training on preventative maintenance on and troubleshooting the manufacturing equipment, how to inspect the Products, and how to address common defects and the disposition thereof;

(b)     upon reasonable request of Licensee, Licensor shall provide Licensee at Licensee’s manufacturing facility: (i) a manufacturing engineer (or such other qualified Licensor employee acceptable to Licensee) to assist Licensee for up to ten (10) business days in assembling manufacturing equipment and implementing manufacturing processes for the Products, and (ii) a processing technician to assist Licensee for up to ten (10) business days in training Licensee’s employees in such manufacturing processes (provided that, notwithstanding anything contained herein to the contrary, Licensor shall pay for the associated travel costs and accommodations of its employees);

(c)     upon reasonable request of Licensee, provide ten (10) additional business days of consulting services related to the manufacturing of the Products at Licensee’s facilities (provided that, notwithstanding anything contained herein to the contrary, Licensor shall pay for the associated travel costs and accommodations of its employees); and

(d) provide Licensee with all such other technical support (but not in-person) as is reasonably necessary in order for Licensee to manufacture the Products during the Transition Period.

6.4      Regulatory Cooperation. Licensor will work collaboratively with Licensee, at Licensee’s expense and upon the request of Licensee, to provide reasonable support to Licensee in connection with regulatory filings required to obtain and maintain Regulatory Approval in the Territory and to Commercialize the Products. Licensor shall promptly provide Licensee with any copies of documents in its possession required for all government approvals, registrations and/or recordals required or advisable under any applicable laws in the Territory to enable Licensee to exercise, enforce and enjoy all of the rights and obligations contained thereunder. Neither Party, or its respective Affiliates, will willfully engage in any activity that adversely impacts the Regulatory Approval of the Product in the Territory. Either Party shall have the right to bring any matter to the attention of the other Party that the Party reasonably believes could adversely affect the Regulatory Approval of the Product in the Territory and the Parties shall discuss in good faith the resolution of such concern.

6.5     Right to Audit by Licensor. During the term of this Agreement, upon fifteen (15) business days’ written notice and not more than once per year, Licensor or representatives of Licensor shall have the right to inspect Licensee’s use of the Licensed IP for no more than three (3) consecutive Business Days, under the terms and conditions of this Agreement. The scope of such audit and inspection may include the review of all records of Licensee regarding use of the Licensed IP in conjunction with its obligations under this Agreement, as well as processes and related process internal controls and support systems, the quality and accuracy of which are directly related to the performance of Licensee’s obligations under this Agreement. Licensee agrees to provide Licensor and Licensor's representatives reasonable access to books, records, systems and processes relating to the use of the Licensed IP, and shall cooperate fully with Licensor in support of their inspection and audit activities during Licensee’s normal business hours. Licensor and/or Licensor's representatives shall execute such confidentiality agreements reasonably requested by Licensee, and consistent with the confidentiality obligations set forth in this Agreement. Licensor shall bear all out-of-pocket expenses associated with each such audit.

7.     INTELLECTUAL PROPERTY

7.1     Ownership; Disclosure.

(a)     Ownership. Licensee hereby acknowledges, agrees and confirms that, as between the Parties, Licensor is and will remain the sole and exclusive owner of the Licensed IP. Any Improvements, as allowed under Section 3.1, that are conceived, invented and reduced to practice solely by, or on behalf of, Licensee (“Licensee Improvements”) shall be owned by Licensee. Any Improvements to the manufacture of the Products that are conceived, invented and reduced to practice during the Transition Period solely by, or on behalf of, Licensor for the sole benefit of Licensee’s manufacture of the Products (“Licensor Improvements”) shall be owned by Licensor and included in the licenses granted hereunder in accordance with Section 3.1 above. For purposes of determining whether an Improvement is a Licensee Improvement or a Licensor Improvement, questions of inventorship shall be resolved in accordance with the applicable patent Laws in the United States. Each of Licensor and Licensee warrants to the other Party that it will not take, or omit to take, any action that would interfere with such other Party’s sole and exclusive ownership of such Party’s intellectual property.

(b)     Disclosure of Improvements. Licensee shall promptly disclose in writing to Licensor in a timely manner any Licensee Improvement (“Licensee Invention Notice”). Licensor shall promptly disclose in writing to Licensee in a timely manner any Licensor Improvement (“Licensor Invention Notice”). Such disclosures by Licensee and Licensor shall include a reasonably detailed written description of the Licensee Improvement or Licensor Improvement (as the case may be). All information disclosed by one Party to the other Party relating to such Licensee Improvements or Licensor Improvements shall be treated as Confidential Information.

7.2     Prosecution and Maintenance of Licensed Patents.

(a)     Prosecution of Licensed Patents. Licensor will control the preparation and prosecution of any patent applications pertaining to Licensed Patents. With respect to Licensed Patents, Licensor and Licensee shall cooperate in connection with the continued prosecution and maintenance by Licensor of such Licensed Patents. The out-of-pocket costs and expenses incurred to obtain, prosecute and maintain Licensed Patents shall be borne by Licensor.

(b)     Abandoned Patents. Licensor shall not abandon any Licensed Patent in the Territory (the “Abandoned Patents”) without at least sixty (60) days’ prior notice to Licensee. If Licensor decides to abandon any Licensed Patent in the Territory, upon Licensee’s election and request, Licensee shall, at its sole expense, have the option to continue to prosecute and maintain the Abandoned Patents in Licensor’s name by providing a written notice to Licensor. In such event, Licensor shall promptly provide Licensee with the appropriate documents to continue to prosecute or maintain the Abandoned Patents in Licensor’s name. For avoidance of doubt, Abandoned Patents owned by Licensor, but prosecuted and maintained by Licensee shall continue to be a Licensed Patent.

7.3     Infringement Claims by Third Parties. If the manufacture, or Commercialization of any Product in any country or countries of the Territory pursuant to this Agreement using the Licensed IP under Section 3.1 results in a claim, suit or proceeding by a third party alleging patent infringement against Licensor or Licensee (or their respective Affiliates, Sublicensees or Distributors, as applicable) (each, an“Infringement Action”), or in Licensor’s or Licensee’s opinion, is likely to become the subject of an Infringement Action, such Party shall promptly notify the other Party hereto in writing of the existence of such Infringement Action or of its concern that such an action is imminent. Licensor shall defend and control the defense of any such Infringement Action at its own expense, using counsel reasonably experienced in the defense of patent infringement claims (except in the case of an Infringement Action based on Licensee Improvement, in which case Licensee shall defend and control the defense of any such Infringement Action at its own expense, using counsel reasonably experienced in the defense of patent infringement claims). Licensee may participate in any such claim, suit, or proceeding with counsel of its choice at its own expense. Without limitation of the foregoing, if Licensor finds it necessary or desirable to join Licensee as a party to any such action, Licensee shall execute all papers and perform such acts as shall be reasonably required at Licensor’s expense. If Licensor fails to initiate and maintain the defense of any such Infringement Action within ten (10) days of notice of such action, Licensee may conduct and control the defense of any such claim, suit, or proceeding and Licensor shall indemnify Licensee in full for the expense of such defense (except in the case of an Infringement Action based on Licensee Improvement, in which case Licensee shall defend and control the defense of any such Infringement Action at its own expense, using counsel reasonably experienced in the defense of patent infringement claims). Each Party shall keep the other Party reasonably informed of all material developments in connection with any such Infringement Action. Any recoveries of any sanctions awarded to Licensee or Licensor (as applicable) and against a party asserting a claim being defended under this Section 7.3 shall be applied as follows: such recovery shall be applied first to reimbursing the defending Party for its reasonable out-of-pocket costs of defending such claim, suit, or proceedings (including reasonable attorneys’ fees, court costs and expenses), with the balance divided so that 50% is remitted to Licensor and 50% to Licensee.

7.4     Invalidity or Unenforceability Defenses or Actions. Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability of any of the Licensed Patents, by a third party, in each case in the Territory and of which such Party becomes aware. Licensor shall defend and control the defense of the validity and enforceability of the Licensed Patents at its own expense, using counsel reasonably satisfactory to Licensee. Licensee may participate in any such claim, suit, or proceeding with counsel of its choice at its own expense. If Licensor fails to initiate and maintain the defense of any such claim, suit, or proceeding, then Licensee may conduct and control the defense of any such claim, suit, or proceeding, and Licensor shall indemnify Licensee in full for the expense of such defense.

7.5     Settlements. Notwithstanding anything in this Agreement to the contrary, neither Party may, without the advance written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), settle, compromise, or otherwise enter into any form of settlement (or other similar agreement) regarding any claim or action brought under Section 7.3 or Section 7.4 that either (i) admits liability on the part of the other Party; (ii) negatively affects the rights of Licensor or Licensee or imposes any liability, restrictions, or obligation upon Licensor or Licensee; (iii) requires any financial payment by Licensor or Licensee; and/or (iv) grants rights or concessions to a third party to the Licensed IP, any Products or the Exclusive Fields.

7.6     Cooperation. Each Party shall assist and cooperate with the other Party as such other Party may reasonably request from time to time in connection with its activities set forth in this Section 7, including by being joined as a party plaintiff in any action or proceeding involving the rights granted hereunder, providing access to relevant documents and other evidence, and making its employees available at reasonable business hours. In connection with any such defense or claim or counterclaim, the controlling Party shall consider in good faith any comments from the other Party and shall keep the other Party reasonably informed of any steps taken, and shall provide copies of all documents filed, in connection with such defense, claim, or counterclaim. In connection with the activities set forth in this Section 7, each Party shall consult with the other as to the strategy for the defense of the Licensed Patents.

8.     DEFAULT, REMEDIES, TERMINATION

8.1     Non-Terminable by Licensor. Licensor acknowledges and agrees that the licenses granted hereunder are irrevocable, fully paid up, perpetual and non-terminable by Licensor, and accordingly that Licensor has no right to terminate this Agreement.

8.2     Termination for Convenience. Licensee may at any time terminate this Agreement in its entirety for any reason or no reason upon ninety (90) days prior written notice to Licensor.

8.3     Termination for Insolvency. This Agreement may be terminated by Licensee upon written notice to Licensor (i) if Licensor shall make an assignment for the benefit of its creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets, or shall commence any proceeding under any bankruptcy, reorganization, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (ii) if there shall have been filed against Licensor any such bona fide petition or application, or any such proceeding shall have been commenced against it, in which an order for relief is entered or that remains undismissed or unstayed for a period of ninety (90) days or more; or (iii) if Licensor by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for it or any substantial part of its assets, or shall suffer any such custodianship, receivership or trusteeship to continue undischarged or unstayed for a period of ninety (90) days or more; or (iv) anything analogous to any of the foregoing occurs in any applicable jurisdiction. Termination pursuant to this Section 8.3 shall be effective upon the date specified in such notice.

8.4     Effect of Termination. If this Agreement is terminated by Licensee under Section 8, then the licenses granted to Licensee in Section 3 shall terminate. Termination of this Agreement for any reason shall not release either Party from any liability that, at the time of such termination, has already accrued or that is attributable to a period prior to such termination nor preclude either Party from pursuing any right or remedy it may have hereunder or at Law or in equity with respect to any breach of this Agreement. Sections 3.1(d), 3.2(b), 6.1, 6.4, 7.3, 9, 10, 11, and 12 survive termination of this Agreement.

9.     WARRANTIES

9.1     Mutual Representations and Warranties. Each Licensor represents to Licensee, and Licensee represents to Licensor the following:

(a)     Good Standing. Such Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and has all necessary corporate powers to own, use and transfer its properties and assets, and to carry on its business as now owned and operated.

(b)     No Conflicts. The entering into by such Party of this Agreement and the performance and consummation by such Party of the matters contemplated hereby, does not and shall not violate any agreement with or obligation to (whether express, implied or by operation of law) or right of (including intellectual property rights) of any other person, company or entity to which such Party is a party or subject, and, that this Agreement is binding upon such Party pursuant to the laws of such Party’s domicile.

(c)     Authorization. Such Party has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement has been duly and validly authorized and approved by all necessary corporate action on the part of each such Party. Assuming due authorization, execution and delivery on the part of each Party, this Agreement constitutes a legal, valid and binding obligation of each such Party, enforceable against such Party in accordance with its terms.

9.2     Representations and Warranties of Licensor. Each Licensor represents and warrants to Licensee the following:

(a)     All Licensed Patents existing as of the Effective Date are listed on Schedule 1. All issued Licensed Patents are in full force and effect. The Licensed Patents that consist of patent applications as listed are being prosecuted in the respective patent offices in the Territory in accordance with applicable Law. All Licensed Patents, have been filed and maintained properly and correctly and all applicable fees have been paid on or before the due date for payment.

(b)     The Licensed IP includes all intellectual property rights owned or controlled by Licensor necessary, for the development (as permitted hereunder), manufacture and Commercialization of the Products.

(c)     There are no claims that have been filed and served against Licensor or any Licensor Affiliate, judgments, or settlements against, or amounts with respect thereto, owed by Licensor or any Licensor Affiliate relating to the Regulatory Documentation, Licensed Patents, or the Licensed Technology. No claim or litigation has been filed and served against Licensor or any Licensor Affiliate or threatened in writing by any person alleging, and Licensor has no knowledge that the Licensed Patents are invalid or unenforceable. Neither Licensor nor any Licensor Affiliate has received any written notice from any third party claiming that the development, manufacture or Commercialization of the Products do or will, violate, infringe or misappropriate any intellectual property right of such third party. To Licensor’s knowledge, no person is infringing or threatening to infringe the Licensed Patents or misappropriating or threatening to misappropriate the Licensed Patents, any Licensed Technology or the Regulatory Documentation.

(d)     Licensor is the sole and exclusive owner of the entire right, title and interest in the Licensed Patents and the Licensed Technology and free of any encumbrance, lien, or claim of ownership by any third party. Licensor is entitled to grant the licenses specified herein.

(e)     Neither Licensor nor any of its Affiliates shall encumber or diminish, the rights granted to Licensee hereunder with respect to the Licensed IP.

(f)     Licensor has used commercially reasonable efforts to keep the Licensor Technology confidential and to Licensor’s knowledge, has only disclosed the Licensor Technology to third parties under terms of confidentiality. To the knowledge of Licensor and its Affiliates no breach of such confidentiality has been committed by any third party.

(g)     The inventions claimed or covered by the Licensed Patents were not conceived, discovered, developed, or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof.

(h)     Compliance. Licensor is in compliance with and is not in default under or in violation of, and has not received any written notices of non-compliance, default or violation with, in each case, in any material respect, with respect to any Laws relevant to the Licensed IP.

10.     INDEMNIFICATION.

10.1     Indemnification by Licensee. Licensee agrees to defend, indemnify and hold Licensor and its respective Affiliates, officers, directors, employees, agents, successors and assigns harmless from and against any and all claims, demands, actions, causes of action, judgments, losses, damages, costs and expenses (including, but not limited to, attorneys’ and expert witness fees and expenses) (collectively “Losses”) arising out of, relating to or resulting from:

(a)     any misrepresentation or breach of any representation, warranty, covenant or agreement made by Licensee in this Agreement;

(b)     the gross negligence or willful misconduct of Licensee in connection with Licensee’s performance of this Agreement; and

(c)     the manufacture or commercialization of the Products by Licensee, its Affiliates, or sublicensees during the term of this Agreement (but excluding the manufacture of the Products by the Licensor under the TSA during the term of this Agreement).

10.2     Indemnification by Licensor. Licensor agrees to defend, indemnify and hold Licensee and its respective Affiliates, officers, directors, employees, agents, successors and assigns harmless from and against any and all Losses arising out of or relating to or resulting from:

(a)     any misrepresentation or breach of any representation, warranty, covenant or agreement made by Licensor in this Agreement;

(b)     the gross negligence or willful misconduct of Licensor in connection with Licensor’s performance of this Agreement;

(c)     the development, manufacture or commercialization of the Products by Licensor, its Affiliates, or sublicensees prior to the Effective Date of this Agreement; or

(d)     the development, manufacture or commercialization of any other products by Licensor, its Affiliates, or sublicensees whether before or after the Effective Date of this Agreement.

10.3     General Indemnification Procedures.

(a)     In the event that any Legal Proceeding shall be threatened or instituted in respect to which indemnification may be sought by one party hereto from another party under the provisions of this Section 10, the party seeking indemnification (“Indemnitee”) shall, reasonably promptly after acquiring actual knowledge of such threatened or instituted Legal Proceeding, cause written notice in reasonable detail of such threatened or instituted Legal Proceeding covered by this indemnification, to be forwarded to the other party from which indemnification is being sought (“Indemnitor”); provided, however, that the failure to provide such notice as of any particular date as aforesaid will not affect any rights to indemnification hereunder, except to the extent, and only to such extent, that such failure to provide such notice actually and materially prejudices the Indemnitor’s ability to adequately defend such Legal Proceeding or actually and materially increases the amount of a party’s Losses as applicable. In the case of any Losses not involving a Legal Proceeding, the Indemnitee shall, reasonably promptly after acquiring actual knowledge of such Losses, cause written notice in reasonable detail of such Losses covered by this indemnification, to be forwarded to the Indemnitor; provided, however, that the failure to provide such notice as of any particular date as aforesaid will not affect any rights to indemnification hereunder, except to the extent that failure to provide notice actually and materially increases the amount of a party’s Losses as applicable.

(b)     In the event of the initiation of any Legal Proceeding against an Indemnitee by a third party, the Indemnitor shall have the right after the receipt of the notice described in Section 10.3(a), at its expense, to appoint counsel to represent Indemnitee, which shall be reasonably satisfactory to the Indemnitee, and (subject to Section 10.3(c)) to defend against, negotiate, settle or otherwise deal with any Legal Proceeding or demand that relates to any Licensor Losses or Licensee Losses, as the case may be, indemnified against hereunder, and, in such event, the Indemnitee will reasonably cooperate with the Indemnitor and its representatives in connection with such defense, negotiation, settlement or dealings (and the Indemnitee’s costs and expenses arising therefrom or relating thereto shall constitute Licensor’s Losses, if the Indemnitee is the Licensor, or Licensee’s Losses, if the Indemnitee is the Licensee); provided, however, that the Indemnitor shall actively and diligently defend the Indemnitee; and provided further that the Indemnitee may directly participate in any such Legal Proceeding so defended with counsel of its choice at its own expense, subject to the Indemnitor’s right to control the defense for which it bears the expense. If the Indemnitor fails to take reasonable steps necessary to defend diligently such third party claim within 10 Business Days after receiving written notice from the Indemnitee that the Indemnitee reasonably believes the Indemnitor has failed to take such steps or if the Indemnitor has not undertaken fully to indemnify the Indemnitee in respect of all such Licensor’s or Licensee’s Losses, as the case may be, relating to the matter and as required hereunder, the Indemnitee may assume its own defense, and, in such event (i) seek indemnification for all Licensor’s or Licensee’s Losses, as the case may be, reasonably paid or incurred in connection therewith, and (ii) the Indemnitor shall, in any case, reasonably cooperate, at its own expense, with the Indemnitee and its representatives in connection with such defense.

(c)     Without the prior written consent of the Indemnitee, which shall not be unreasonably withheld, the Indemnitor will not enter into any settlement of any third-party claim that would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder or which would otherwise adversely affect the licenses granted to Licensee under this Agreement.

(d)     An Indemnitee shall use commercially reasonable efforts to pursue and collect any amounts payable under insurance policies on account of Licensor’s Losses (if the Indemnitee is the Licensor) or Licensee’s Losses (if the Indemnitee is the Licensee), but only if doing so will not result in (i) an increase in premiums due then or in the future to procure comparable insurance or an increase in deductibles; or (ii) a decrease in the levels of insurance or a change in the risks insured against; or (iii) prejudice to the Indemnitee’s claims or rights to indemnification hereunder.

(e)     After any final judgment or award shall have been rendered by a Governmental Authority of competent jurisdiction, or a settlement shall have been consummated, or the Indemnitee and the Indemnitor shall have arrived at a mutual agreement with respect to each separate matter alleged to be indemnified by the Indemnitor hereunder, the Indemnitee shall forward to the Indemnitor notice of any sums due and owing by it with respect to such matter, and the Indemnitor shall pay all of the sums so owing to the Indemnitee by wire transfer or certified or bank cashier’s check within 10 Business Days after the date of such notice. Any and all Licensor’s Losses or Licensee’s Losses, other than those described in the preceding sentence (including Licensor’s Losses or Licensee’s Losses incurred in the absence of any threatened or pending Legal Proceeding, or Licensor’s Losses or Licensee’s Losses incurred after any such Legal Proceeding has been threatened or instituted but prior to the rendering of any final judgment or award in connection therewith), shall be paid by the Indemnitor on a current basis, and, without limiting the generality of the foregoing, the Indemnitee shall have the right to invoice the Indemnitor for such Licensor’s Losses or Licensee’s Losses, as the case may be, as frequently as it deems appropriate, and the amount of any such Licensor’s Losses or Licensee’s Losses, as the case may be, which are described or listed in any such invoice shall be paid to the Indemnitee, by wire transfer or certified or bank cashier’s check, within 10 Business Days after the date of such invoice. Notwithstanding the foregoing, the Licensee’s claims for indemnification pursuant to this Section 10 may be satisfied, in Licensee’s sole discretion, from any amounts that may then be owing from the Licensee to the Licensor under the APA.

11.     CONFIDENTIALITY

11.1     Definition of Confidential Information. The Parties acknowledge that, prior to and during the Term of this Agreement, the Parties may disclose to one another scientific, technical, trade secret, business, or other information which is treated by the disclosing Party as confidential or proprietary, including but not limited to unpublished patent applications and technical information (“Confidential Information”). The Parties agree that in order to ensure that each Party understands which information is deemed to be confidential, all Confidential Information will be in written form and clearly marked as “Confidential,” and if the Confidential Information is initially disclosed in oral or some other non-written form, it will be confirmed and summarized in writing and clearly marked as “Confidential” within thirty (30) days of disclosure. The receiving Party shall hold such Confidential Information in confidence and shall treat such information in the same manner as it treats its own confidential information but not less than with a reasonable degree of care. The Confidential Information provided to the receiving Party will remain the property of the disclosing Party, and will be disclosed only to those persons necessary for the performance of this Agreement. Any Licensed Technology identified as provided above shall be deemed Confidential Information.

11.2     Exclusions. Confidential Information does not include information that (a) is or becomes part of the public domain through no act by or on behalf of the receiving Party; (b) is lawfully received by the receiving Party from a third party without any restrictions, and/or (c) comprises identical subject matter to that which had been originally and independently developed by the receiving Party personnel without knowledge or use of any Confidential Information as evidenced by the receiving Party’s records.

11.3     General Obligations. The receiving Party agrees that during the Term and thereafter it will (a) refrain from disclosing any Confidential Information to third parties (other than to any government authority as required for Regulatory Approval), (b) disclose Confidential Information to only those employees of the receiving Party necessary for the receiving Party to use the Confidential Information in accordance with this Agreement and who are subject to restrictions on use and disclosure at least as restrictive as those set forth in this Agreement, (c) keep confidential the Confidential Information, and (d) except for use in accordance with the licenses which are expressly granted in this Agreement, refrain from using Confidential Information. Each party acknowledges and agrees that a breach of these terms by the other party or its affiliates with respect to the Confidential Information, including but not limited to Licensor’s trade secrets included in the Licensed Technology, would cause irreparable harm to the other party and that the disclosing party shall be entitled to seek injunctive relief in the event of a breach of this Section 11 by the other party or its affiliates.

11.4     Licensee Disclosure Rights. Notwithstanding Section 11.3, nothing herein shall limit or restrict Licensee’s ability to use Licensor’s Confidential Information and make such disclosures to Governmental Authorities and other third parties as necessary to exercise in full, Licensee’s rights and licenses granted under this Agreement and to engage in the use of the Licensed IP in accordance with this Agreement and in the manufacture and Commercialization of the Products. Such disclosure rights include, but are not limited to disclosure necessary or appropriate to obtain or maintain any Regulatory Approval for the Products, conducting testing and enforcing rights in and to the Licensed IP.

11.5     Judicial Procedures. The receiving Party may, to the extent necessary, disclose the disclosing Party’s Confidential Information in accordance with a judicial or other governmental order, provided that the receiving Party either (a) gives the disclosing Party reasonable notice prior to such disclosure to allow the disclosing Party a reasonable opportunity to seek a protective order or equivalent, or (b) obtains written assurance from the applicable judicial or governmental entity that it will afford the Confidential Information the highest level of protection afforded under applicable law or regulation.

12.     MISCELLANEOUS

12.1     Entire Agreement. This Agreement together with the Schedules hereto and the Closing Documents (as defined in the APA) (a) supersedes any other prior or contemporaneous agreement, understanding, promise, representation or express or implied commitment or obligation, whether written or oral, that may have been made or entered into by any party or any of their respective Affiliates (or by any director, officer or representative thereof) with respect to the subject matter hereof and (b) constitutes the entire agreement of the Parties hereto with respect to the matters provided for herein. Any other agreements, promises, representations, or assurances made by either party to this Agreement or entered into by the Parties hereto on or before the date of this Agreement, whether oral or written, relating to the subject matter of this Agreement are of no force or effect. No investigation or receipt of information by or on behalf of Licensee will diminish or obviate any of the representations, warranties, covenants or agreements of Licensor under this Agreement or the conditions to obligations of Licensor under this Agreement.

12.2     Amendments. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by each of the Parties hereto.

12.3     Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Parties hereto, and their respective successors and permitted assigns. Subject to the terms and conditions of this Agreement, his Agreement is freely assignable by either Party upon notice to the other Party. For purposes of this Section 12.3, the term “assignment” shall include the consolidation or merger of a party with and into a third party or the sale of all or substantially all of the assets or business of a party. Any attempted assignment in violation of this Section 12.3 shall be null and void.

12.4     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original for all purposes and all of which together shall constitute one and the same instrument.

12.5     Headings and Section References. The headings of the sections and paragraphs of this Agreement are included for convenience only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement. All section references herein, unless otherwise clearly indicated, are to sections within this Agreement.

12.6     Waiver. No failure or delay by any Licensor or Licensee in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law.

12.7     Expenses. Licensor and Licensee shall each pay all of their own respective costs and expenses incurred in connection with the negotiation of this Agreement.

12.8     Notices. Any notice, request, instruction or other document to be given under this Agreement by any party hereto to any other party shall be in writing and delivered by email and delivered personally, dispatched by facsimile transmission or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid:

If to Parent, ARPL or ABPL, at the following address:

Toowong Tower Level 3, 9 Sherwood Rd Toowong QLD 4066 Australia Attn: General Counsel Email: generalcounsel@admedus.com

If to the Licensee, at the following address:

63 Second Avenue Burlington, Massachusetts 01803 Attn.: Legal Department Facsimile: 781-425-5049 Email: legal@lemaitre.com or at such other address for a party or as shall be specified by like notice. Any notice that is delivered personally in the manner provided herein shall be deemed to have been duly given to the person or entity to which it is directed upon actual receipt by such party (or its agent for notices hereunder). Any notice by facsimile transmission shall be deemed to have been duly given to the person or entity to which it is addressed upon transmission and confirmation of receipt. Any notice that is addressed as provided herein and mailed by registered or certified mail shall be conclusively presumed to have been duly given to the person or entity to which it is addressed at the close of business, local time of such party, on the third calendar day after the day it is so placed in the mail. Any notice that is addressed as provided herein and sent by a nationally recognized overnight courier service shall be conclusively presumed to have been duly given to the person or entity to which it is addressed at the close of business, local time of such person or entity, on the next Business Day following its deposit with such courier service for next day delivery.

12.9     Governing Law. This Agreement and the legal relations among the parties hereto shall be governed and construed in accordance with the substantive Laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

12.10     Severability. If any provisions hereof shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provisions shall be of no force and effect, but the illegality or unenforceability shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.

12.11     Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any person or entity other than the parties hereto and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

12.12     Group Liability. Each of Parent, ARPL and ABPL is and shall be jointly and severally liable for the covenants, conditions, provisions and agreements of this Agreement to be kept, observed and performed by such Parties; and the act or signature of, or notice from or to, any one or more of them with respect to this Agreement shall be binding upon each and all of the other Licensor Parties with the same force and effect as if each and all of them had so acted or signed, or given or received such notice.

12.13     Consent to Jurisdiction. Each Party agrees that, in the event such party elects to initiate litigation against the other party, such party shall, and may only, file such litigation in the state or federal courts of Delaware. Each party hereby expressly and irrevocably waives any claim or defense in any action or proceeding brought in said jurisdiction and courts based on any alleged lack of personal jurisdiction, improper venue, forum non conveniens or any similar basis.

12.14      Press Release; Other Announcements. The parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and no party shall issue any press release or make any public statement prior to obtaining the other party’s prior approval, which approval shall not be unreasonably withheld. No such approval shall be necessary to the extent disclosure may be required by applicable Law or the rules of any stock exchange. The Seller Group acknowledges that the Purchaser may be required to file this Agreement and one or more of the Closing Documents with the United States Securities and Exchange Commission.

12.15     Interpretive Matters. No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

Signature Page Follows

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date and year first above written.

LICENSOR:

ADMEDUS REGEN PTY LTD

By: /s/ Wayne Paterson Name: Wayne Paterson Title: Chief Executive Officer

ADMEDUS BIOMANUFACTURING PTY LTD

By: /s/ Wayne Paterson Name: Wayne Paterson Title: Chief Executive Officer

ADMEDUS LTD

By: /s/ Wayne Paterson Name: Wayne Paterson Title: Chief Executive Officer

LICENSEE:

LEMAITRE VASCULAR, INC.

By: /s/ David B. Roberts Name: David B. Roberts Title: President

The schedule to this Agreement listed below has been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of this schedule will be provided to the Securities and Exchange Commission upon request.

Schedule 1 – Patents